Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4, Amendment No. 11, of our report dated November 29, 2024, with respect to our audits of the consolidated statement of financial position of AgileAlgo Holdings Ltd. as of September 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended September 30, 2024, including the related notes, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ PKF Littlejohn LLP

London, United Kingdom
March 28, 2025

PKF Littlejohn LLP 15 Westferry Circus Canary Wharf, London E14 4HD
PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus, London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).	T: +44 (0)20 7516 2200 pkf-l.com